Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 29, 2015, in the Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on June 8, 2015 and related Prospectus of Cerecor Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Baltimore, Maryland

June 8, 2015